Exhibit 99.1

NEWS RELEASE

Southcross Energy	1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3700

Southcross Energy Completes Major Extension into the Eagle Ford Shale

DALLAS, Texas, February 21, 2013 — Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross” or the “Partnership”) announced today the completion of its new 57-mile, 20-inch diameter Bee Line pipeline that will transport liquids rich gas from the central Eagle Ford shale area to Southcross’ Woodsboro and Bonnie View processing and fractionation complex. The Bee Line pipeline has capacity of 320 MMcf/d.

“This is another important step in our strategy of providing integrated natural gas gathering, processing, fractionation and transportation services in the high-growth Eagle Ford shale area,” said David Biegler, Southcross’ Chairman, President and Chief Executive Officer. “The completion of the Bee Line pipeline provides us with significant additional pipeline capacity for liquids rich gas to meet the growing needs of our customers in the Eagle Ford shale, as well as capacity for expansion of our Woodsboro processing plant.”

With the completion of the Bee Line pipeline, Southcross will have approximately 2,730 miles of pipeline.

Forward Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our Rule 424(b)(4) Prospectus filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2012 and other documents and reports filed from time to time with the SEC. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements to reflect new information or events.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services for its producer customers.  It also sources, purchases, transports and sells natural gas and NGLs to its power generation, industrial and utility customers. The Partnership’s assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, two fractionation plants and approximately 2,730 miles of pipeline. The Partnership’s South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas.  Visit www.southcrossenergy.com for more information.

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Contacts:

Southcross Energy Partners, L.P.

Kristin Hodges, (214) 979-3720

Investor Relations

investorrelations@southcrossenergy.com